September 14, 1994


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549

ATTN:  Filing Desk, Stop 1-4

RE:  Consumers Water Company File #0-493

Gentlemen:

     Submitted with this electronic filing is the cover page and subsequent signature page for Consumers Water Company's filing of the form 11-k.
The remaining portions of the form 11-k will be submitted in paper format along with the Form SE.

     A wire of $250.00 will be transmitted to the appropriate account from this office to cover the fee for this filing.

Sincerely,


/s/  Gary E. Wardwell
- ----------------------
Gary E. Wardwell
Controller

GEW/jmd


[DESCRIPTION] COVER PAGE

           SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549

  [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
    SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]
      For the fiscal year ended December 31,1993

                            OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
   SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
    For the transition period from ______ to ______

              Commission file number 1-493
                                     -----



                    EMPLOYEES 401(k)
                 SAVINGS PLAN AND TRUST

                           OF

                CONSUMERS WATER COMPANY
                   THREE CANAL PLAZA
                      P.O. BOX 599
                 PORTLAND, MAINE 04112
























                         SIGNATURE

Pursuant to the requirements of the Securities Exchange
Act of 1934, the Consumers Water Company Retirement Committee which administers the Plan, has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

                  CONSUMERS WATER COMPANY
               EMPLOYEES' 401(k) PLAN AND TRUST



Consumers Water Company Retirement Committee        Date

By:  /s/ William R. Russell                        9/10/94
- ---------------------------------------------      -------

     /s/ John E. Menario                           9/10/94
- ---------------------------------------------      -------

     /s/  John H. Schiavi                          9/10/94
- ---------------------------------------------      -------

     /s/  Jane E. Newman                           9/10/94
- ---------------------------------------------      -------